UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2013

USChina Taiwan, Inc.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-165526 (Commission File Number)	27-2039490 (I.R.S. Employer Identification No.)

USChina Taiwan, Inc. c/o Public Equity Group Inc 9900 Corporate Campus Dr. Suite 3000 Louisville, KY 40223 (Address of principal executive offices) (zip code)

(502) 657-6005 (Registrant’s telephone number, including area code)

________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2013, Mr. Yong Hyun Chung was appointed as a director. As a result of Mr Chung’s appointment to the Board of Directors the Company currently has three directors.

Mr Yong Hyun Chung has a wide variety of knowledge in the X-ray technology sector and will be an extremely important addition to the board. His background includes a BS in nuclear engineering from KAIST in Taejeon Korea, in 97. An MS in nuclear engineering with a focus in biomedical science and engineering in 1999 from KAIST. A Ph.D. in nuclear and quantum engineering in 2004 from KAIST.

His professional experience reaches from 1997 to present with experience as a visiting researcher at the Korean Basic Science Institute. From ‘97 to 2002 he was an research assistant in Radiation Detection and Medical Imaging Laboratory at KAIST. From 2002 to 2004 he worked as a visiting researcher in the department of nuclear medicine at Samsung Medical Center in Seoul, Korea. In 2003 to 2004 he was a Member of the Crystal Clear Collaboration and in the same term he was a Member at OpenGATE Collaboration. From 2004 to 2005 he was a researcher at the Center for Clinical Research at the Samsung Biomedical Research Institute. From 2004 to 2006 he was a Postdoctoral Researcher at the Crump Institute for Molecular Imaging at the David Geffen School of Medicine at UCLA in Los Angeles, USA. From 2006 to 2010 he was an Assistant Professor in the Dept of Radiological science at Yonsei University. From 2010 to 12 he was in General Affairs at the Institute of Health Science at Yonsei University. From 2010 to present he has been an Associate Professor at the Department of Radiological Science at Younsei. He has also been from 2009 to present a Scientific Secretary for IEEE NPSS Seoul Chapter.

During this time and currently he is involved in multiple research projects to include designs for in-vivo molecular imaging and non-invasive techniques with gamma camera’s, single photo emission computed tomography, position emission tomography, x-ray computed tomography and many others. He has been an expert with multiple publications and experience as presenter for international conferences on the subjects.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 1, 2013	USChina Taiwan, Inc.

/s/ Kwang Hyun Kim
Kwang Hyun Kim
President, Secretary and Director